                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ]  Preliminary Proxy Statement                   [ ]  Confidential, for Use of
                                                        the Commission Only
[X]  Definitive Proxy Statement                         (as permitted by Rule
[ ]  Definitive Additional Materials                    14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              ENERGY PARTNERS, LTD.

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:



         (2)      Aggregate number of securities to which transaction applies:



         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:



         (2)      Form, Schedule or Registration Statement No.:



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         (4)      Date Filed:

                          [ENERGY PARTNERS, LTD. LOGO]

                              201 ST. CHARLES AVE.
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 2, 2001

     Notice is hereby given that the 2001 Annual Meeting of Stockholders of Energy Partners, Ltd. (the "Company"), a Delaware corporation, will be held at the Hotel Intercontinental, Cabildo Room, 444 St. Charles Ave., New Orleans, Louisiana 70130, on Wednesday, May 2, 2001, at 9:00 a.m., Central Daylight Time, for the following purposes:

          1) to elect eight (8) directors to hold office until the Annual Meeting of Stockholders in the year 2002 and until their successors are duly elected and qualified;

          2) to ratify the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2001; and

          3) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 5, 2001 (the "Record Date") are entitled to notice of, and to vote at, the 2001 Annual Meeting, or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after the Record Date. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the 2001 Annual Meeting for a period of ten (10) days prior to the meeting at the Company's principal executive offices at 201 St. Charles Ave., Suite 3400, New Orleans, Louisiana 70170.

                                            By Order of the Board of Directors,

                                            /s/ MAUREEN O'CONNOR SULLIVAN

                                            MAUREEN O'CONNOR SULLIVAN
                                            Vice President, General Counsel
                                            and Corporate Secretary

New Orleans, Louisiana
March 27, 2001

     PLEASE FORWARD THE ENCLOSED PROXY CARD TODAY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE 2001 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                             ENERGY PARTNERS, LTD.
                             201 ST. CHARLES AVENUE
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170

     The 2001 Annual Report to Stockholders, including audited financial statements, is being mailed to stockholders, together with these proxy materials, on or about March 27, 2001.

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 2, 2001

     This Proxy Statement is furnished to the stockholders of Energy Partners, Ltd. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 2, 2001 at the Hotel Intercontinental, Cabildo Room, 444 St. Charles Ave., New Orleans, Louisiana 70130 at 9:00 a.m., Central Daylight Time (the "2001 Annual Meeting" or the "Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

                         ABOUT THE 2001 ANNUAL MEETING

VOTING PROCEDURES

     Stockholders of record at the close of business on March 5, 2001 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were outstanding and entitled to vote 26,737,542 shares of the Company's Common Stock (the "Company Shares"). The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The person(s) whom the Company appoints to act as inspector(s) of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. The Company Shares present at the meeting, in person or by proxy, that are abstained from voting will be counted as present for determining the existence of a quorum.

     Each of the Company Shares will entitle the holder to one vote. Cumulative voting is not permitted. All matters to be submitted to the stockholders require an affirmative vote of the majority of votes present in person or represented by proxy. Votes cast at the meeting will be counted by the inspector(s) of election.

     The Board of Directors is soliciting your proxy on the enclosed Proxy Card to provide you with an opportunity to vote on all matters to come before the meeting, whether or not you attend in person. If you execute and return the enclosed Proxy Card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the recommendations of the Board, as set forth below. If you submit a Proxy Card, you may subsequently revoke it by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the meeting in person and vote in person by ballot, which would cancel any proxy you previously gave.

     The Board of Directors urges you to vote, and solicits your proxy, as follows:

          (1) FOR the election of eight (8) nominees for membership on the Company's Board of Directors, Messrs. Bachmann, Beutner, Bumgarner, Carter, Gershen, Hiltz and Phillips and Dr. Kelly, to serve until the Annual Meeting of Stockholders in the year 2002 and until their successors are duly elected and qualified;

          (2) FOR the ratification of the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2001; and

          (3) At the discretion of the designated proxies named on the enclosed Proxy Card, on any other matter that may properly come before the 2001 Annual Meeting, and any adjournment or postponement thereof.

PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

                         OWNERSHIP OF COMPANY STOCK BY
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of Common Stock beneficially owned by each director; by the Company's Chief Executive Officer; by each other executive officer of the Company named in the "Summary Compensation Table" set forth below under "Executive Compensation and Other Matters"; by all directors and executive officers (14 persons) as a group; and by such persons known to the Company to own beneficially more than five (5%) of the outstanding Common Stock of the Company.

     The information set forth below, except where indicated, is as of the Record Date and is based upon information supplied or confirmed by the named individuals:

BENEFICIAL OWNER                                               SHARES      PERCENT
----------------                                              ---------    -------
Richard A. Bachmann(1)......................................  2,529,999      9.5
Austin M. Beutner(2)(3).....................................      4,000      *
John C. Bumgarner, Jr.(2)...................................     19,645      *
Harold D. Carter(2).........................................     17,459      *
Robert D. Gershen (2)(4)....................................      4,000      *
William O. Hiltz(2)(3)......................................    154,000      *
Dr. Eamon M. Kelly(2).......................................     17,459      *
John G. Phillips(2).........................................     17,459      *
Suzanne V. Baer(5)..........................................    240,000      *
Clinton W. Coldren(6).......................................    456,196      1.7
Wayne A. Greenwalt(7).......................................    455,426      1.7
John H. McCandless..........................................    455,426      1.7
James E. Orth(8)............................................    455,426      1.7
All directors and executive officers as a group (14
  persons)..................................................  4,849,829     18.1
Evercore Capital Partners L.P. and affiliates(3)(9).........  9,417,910     35.2
Energy Income Fund, L.P.(4)(10).............................  4,689,525     17.5

---------------

  *  Represents beneficial ownership of less than 1%.

 (1) The address for Mr. Bachmann is Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.

 (2) Includes 4,000 shares of Common Stock subject to options granted to Messrs. Beutner, Bumgarner, Carter, Gershen, Hiltz and Phillips and Dr. Kelly under our 2000 Stock Option Plan for Non-Employee Directors, which are currently exercisable. Each of Messrs. Beutner and Hiltz has ceded rights to his options to one or more Evercore entities.

 (3) The shares owned by Evercore Capital Partners L.P. and its affiliates are beneficially owned as follows:

      - Evercore Capital Partners L.P. -- 6,168,263;

      - Evercore Capital Offshore Partners L.P. -- 1,629,686;

      - Evercore Capital Partners (NQ) L.P. -- 1,485,904; and

      - Evercore Co-Investment Partnership L.P. -- 134,057.

      Messrs. Beutner and Hiltz, each a principal of Evercore, disclaim beneficial ownership of shares of our capital stock owned by Evercore. The shares shown for Messrs. Beutner and Hiltz in this table represent the director options each received from the Company but do not show the indirect interest of each in the shares held by Evercore. Additionally, Mr. Hiltz acquired 150,000 shares of our Common Stock prior to joining Evercore and prior to Evercore's investment in the Company. Evercore disclaims beneficial ownership of these shares of Common Stock owned by Mr. Hiltz.

 (4) Mr. Gershen, a managing director of Energy Income Fund, has voting control and power to dispose of all shares held by Energy Income Fund, but disclaims beneficial ownership of such shares. The shares shown for Mr. Gershen in this table represent the director options he received from the Company but do not show his indirect interest in the shares held by Energy Income Fund.

 (5) Includes 150,000 shares of Common Stock subject to options granted to Ms. Baer under our 2000 Long-Term Stock Incentive Plan, which may be exercised within 60 days from March 5, 2001.

 (6) Mr. Coldren disclaims beneficial ownership of 770 shares beneficially owned by his wife.

 (7) A trust of which Mr. Greenwalt is one of the settlors and one of his children is the beneficiary has an option to acquire 105,000 shares of his Common Stock.

 (8) A trust of which Mr. Orth is one of the settlors and his children are the beneficiaries has an option to acquire 120,000 shares of his Common Stock.

 (9) The address for Evercore and its affiliates is 65 East 55th Street, New York, New York 10022.

(10) The address for Energy Income Fund is 136 Dwight Road, Longmeadow, Massachusetts 01106.

        MATTERS TO BE PRESENTED TO THE STOCKHOLDERS AT THE 2001 MEETING

ITEM 1 -- ELECTION OF DIRECTORS

     At the 2001 Annual Meeting, eight (8) directors are to be elected, each of whom will serve until the Annual Meeting of Stockholders in the year 2002 and until their respective successors are duly elected and qualified. The persons named as proxies on the enclosed Proxy Card intend to vote for the election of each of the eight (8) nominees listed below, unless otherwise directed.

     The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve for a period of one
(1) year and until their respective successors are duly elected and qualified:
Richard A. Bachmann, Austin M. Beutner, John C. Bumgarner, Harold D. Carter, Robert D. Gershen, William O. Hiltz, Dr. Eamon M. Kelly and John G. Phillips. Each nominee has consented to be nominated and to serve, if elected.

     Under our stockholder agreement, generally, Evercore is entitled to nominate four persons to our Board of Directors. Messrs. Beutner, Bumgarner, Carter and Hiltz were nominated pursuant to this provision. Until the date that Energy Income Fund owns less than 10% of our Common Stock on a fully diluted basis, Energy Income Fund is entitled to nominate one person to our Board of Directors. Mr. Gershen was nominated pursuant to this provision. Our other stockholders are entitled to nominate our three remaining directors. Messrs. Bachmann and Phillips and Dr. Kelly were nominated pursuant to this provision. All of the parties to our stockholder agreement have agreed to cooperate fully with the other stockholders in connection with the voting of their shares of Common Stock. All of the persons listed under "Ownership of Company Stock by Management and Certain Beneficial Owners" are parties to our stockholder agreement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE EIGHT (8) NOMINEES:

          MESSRS. BACHMANN, BEUTNER, BUMGARNER, CARTER, GERSHEN, HILTZ, AND PHILLIPS AND DR. KELLY.

  Information About the Nominees

     Richard A. Bachmann, age 56, has been president and chief executive officer of the Company and chairman of its Board of Directors since the Company's incorporation in January 1998. Mr. Bachmann began organizing the Company in February 1997. From 1995 to January 1997, he served as director, president and chief operating officer of The Louisiana Land and Exploration Company ("LL&E"), an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with LL&E, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was the treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey. He is also currently a director of Penn Virginia Corporation, Superior Energy Services, Inc. and First Bank & Trust Co.

     Austin M. Beutner, age 40, has been a director since January 2000. Mr. Beutner is a founding partner of Evercore Partners and is chief executive officer of eCompanies-Evercore Venture Advisors LLC, an investment firm specializing in private investments in the internet sector. Mr. Beutner is also a director of eCompanies Enterprises LLC, a company which creates and builds internet companies, American Media Operations, Inc. and Vertis, Inc. From April 1994 until March 1996, Mr. Beutner served as president and chief executive officer of The U.S. Russia Investment Fund, a private investment company capitalized by an agency of the United States. From January 1991 until April 1994, he was a general partner of The Blackstone Group, an international private investment bank.

     John C. Bumgarner, Jr., age 58, has been a director since January 2000. Mr. Bumgarner has been senior vice president of corporate development and planning of The Williams Companies, Inc., an energy and high-technology company, since 1979. He has also served as president, strategic investments, and as a director of Williams Communications Group, Inc. since 1999 and as president of Williams International Company since 1996. Mr. Bumgarner is also a director of Management Planning Systems, Inc., Apco Argentina Inc., PowerTel, Inc. (Australia), James River Coal Company and Stanford Microdevices, Inc. Mr. Bumgarner is a former treasurer of Skelly Oil.

     Harold D. Carter, age 62, has been a director since May 1998. Since 1995, Mr. Carter has been an independent oil and natural gas consultant and investment advisor. Mr. Carter is a director of Brigham Exploration Company, an independent oil and gas exploration company, and former president of Sabine Corporation, an independent oil and gas exploration company.

     Robert D. Gershen, age 47, has been a director since May 1998. Mr. Gershen is president of Associated Energy Managers, LLC, an investment management firm specializing in private equity investments in the energy sector. He is also a managing director of Energy Income Fund, an investment fund. Since 1989, Mr. Gershen has managed, through Associate Energy Managers, three funds that invest in energy companies in the United States. Mr. Gershen is also a director of Arlington Ventures Ltd.

     William O. Hiltz, age 49, has been a director since November 2000. Mr. Hiltz is a principal of Evercore Partners and has been since joining that firm in October 2000. From April 1995 until October 2000, Mr. Hiltz was a managing director and head of the global energy group for UBS Warburg LLC and its predecessor firms, SBC Warburg Dillon Read and Dillon, Read & Co. Inc.

     Dr. Eamon M. Kelly, age 64, has been a director since May 1998. Since July 1998, Dr. Kelly has been president emeritus at Tulane University, where, from February 1981 until June 1998, he served as president. Dr. Kelly is chairman of the board of the National Science Foundation; professor of international development at the Payson Center for International Development and Technology Transfer at Tulane University; a director of Gabelli Group Capital Partners, Inc. and Gabelli Asset Management, Inc.; and a former director of LL&E.

     John G. Phillips, age 78, has been a director since May 1998. Since 1995, Mr. Phillips has been an independent financial consultant. Mr. Phillips is former chairman, president and chief executive officer of LL&E and, since 1972, continues to serve as a director of the Whitney National Bank and Whitney Holding Corporation. Mr. Phillips retired in 1985.

ITEM 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2001. The persons designated as proxies will vote FOR the ratification of KPMG LLP as the Company's independent certified public accountants, unless otherwise directed. Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

                              CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS

     The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. During calendar year 2000, the Board of Directors held a total of seven (7) meetings, regular and special. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors, and of the committees on which they served, during the period, except for Mr. Bumgarner.

COMMITTEES OF THE BOARD

  The Audit Committee

     The Board of Directors has established an Audit Committee, the current members of which are Messrs. Hiltz (Chairman) and Carter and Dr. Kelly. The Audit Committee has adopted a charter under which its responsibilities and authorities include reviewing our auditing, accounting, financial reporting and internal control functions and making recommendations to the Board for the selection of independent accountants. In addition, the committee monitors the quality of our accounting principles and financial reporting, as well as the independence of our independent accountants. During fiscal year 2000, the Audit Committee held one (1) meeting.

     Audit Fees. Audit fees billed by KPMG LLP for the 2000 audit and the review of the annual report on Form 10-K for the year ended December 31, 2000, and the reviews of the financial statements included in the Company's Form 10-Q for such fiscal year, were $95,000, of which an aggregate amount of $50,000 was billed through December 31, 2000.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not render any services related to information technology systems design or implementation during 2000.

     All Other Fees. Aggregate fees billed by KPMG LLP for all other services rendered by KPMG LLP for the fiscal year ended December 31, 2000 were $281,000, which included fees related to the Company's initial public offering.

     The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.

  The Compensation Committee

     The Board of Directors also has established a Compensation Committee, the current members of which are Messrs. Beutner (Chairman), Bumgarner, Gershen and Phillips. The Compensation Committee has adopted a charter under which its responsibilities and authorities include determining the compensation for all of our executive officers, other than our chairman, president and chief executive officer, and any other employee that the committee may designate from time to time. (Our Board of Directors determines the compensation of our chairman, president and chief executive officer.) In addition, the committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to assure that the compensation policies of the Company are reasonable and fair. During fiscal year 2000, the Compensation Committee held three (3) meetings.

  The Nominating Committee

     We do not have a Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Beutner, Bumgarner, Gershen and Phillips served as members of the compensation committee of the Board of Directors during fiscal year 2000.

     Messrs. Beutner and Hiltz are principals of Evercore Capital Partners, which owns more than 5% of our outstanding Common Stock. In November 1999, we completed a private placement of convertible preferred shares to Evercore and affiliates and received $60 million. The preferred shares owned by Evercore were converted into 9,388,367 shares of Common Stock upon completion of our initial public offering in November 2000, and certain of the preferred shares owned by Evercore at that time were redeemed for $5.1 million. In addition, pursuant to our Stockholder Agreement, we paid an affiliate of Evercore a monitoring fee of $250,000 in 2000. Under his separation agreement with UBS Warburg LLC, which was entered into prior to his joining Evercore and prior to his becoming one of our directors, Mr. Hiltz received a portion of the net revenues received by UBS Warburg for its role as a co-manager of our initial public offering.

     Mr. Gershen is a managing director of Energy Income Fund, which owns more than 5% of our outstanding Common Stock. In April 1998, we entered into a financing agreement with Energy Income Fund and, pursuant to the financing agreement, as amended, Energy Income Fund made a $25.0 million development loan to us, secured by substantially all of our assets as collateral. In connection with this financing agreement, Energy Income Fund acquired 7,500,000 shares of our Common Stock. $15 million of this loan was repaid with the proceeds of our private placement in November 1999, and 3,291,720 shares of Energy Income Fund's Common Stock were canceled. In connection with our initial public offering in November 2000, the remaining $10 million of this loan was repaid. In January 2001, Energy Income Fund exercised an existing warrant issued to it in connection with the November 1999 private placement and received 466,245 shares of Common Stock.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $20,000, and meeting fees of $1,000 for each Board or committee meeting attended (if held on separate dates). Directors may defer all or a portion of their compensation at the election of each director, up to one-half in cash and the remainder in our Common Stock (valued at fair market value), and the meeting fees are paid, at the election of each director, in cash or in Common Stock (valued at fair market value). Directors are also reimbursed for their reasonable expenses.

     Our 2000 Stock Option Plan for Non-employee Directors provides for automatic grants of stock options to members of the Board of Directors who are not employees of the Company or any subsidiary. An initial grant of a stock option to purchase 4,000 shares of our Common Stock was made to each non-employee director upon consummation of our initial public offering. An initial grant of a stock option to purchase 2,000 shares will also be made to each person who becomes a non-employee director after the effective date upon his or her initial election or appointment. After the initial grant, each non-employee director will receive an additional grant of a stock option to purchase 4,000 shares of our Common Stock immediately following each annual meeting. All stock options granted under the plan will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the committee appointed to administer the plan), will be fully vested and immediately exercisable and will expire on the earlier of (i) ten years from the date of grant or (ii) 36 months after the optionee ceases to be a director for any reason. The total number of shares of our Common Stock that may be issued under the plan is 250,000, subject to adjustment in the case of certain corporate transactions and events.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION

     The following table sets forth certain summary information for the prior two years concerning the compensation earned by the Company's Chief Executive Officer (Mr. Bachmann) and our five other most highly compensated executive officers who earned in excess of $100,000 in 2000.

                                                          ANNUAL           LONG TERM COMPENSATION
                                                       COMPENSATION                AWARDS
                                                   --------------------   ------------------------
                                                                                        SECURITIES
                                                                          RESTRICTED    UNDERLYING
                                                                             STOCK       OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR   SALARY($)   BONUS($)   AWARD(S)($)    SARS(#)     COMPENSATION($)(1)
---------------------------                 ----   ---------   --------   -----------   ----------   ------------------
Richard A. Bachmann, Chairman,............  2000    241,666    200,000            --          --            1,806
  President and Chief Executive             1999    200,000         --            --          --          193,363
  Officer
Suzanne V. Baer, Vice President...........  2000    131,042     50,000     1,530,000     375,000              570
  and Chief Financial Officer(2)
Clinton W. Coldren, Vice President........  2000    125,000     50,000            --          --              486
                                            1999    100,000         --            --          --           40,046
Wayne A. Greenwalt, Vice President(3).....  2000    125,000     50,000            --          --              745
                                            1999     37,564         --            --          --           23,000
John H. McCandless, Vice President........  2000    125,000     50,000            --          --              745
                                            1999    100,000         --            --          --           40,151
James E. Orth, Vice President.............  2000    125,000     50,000            --          --              485
                                            1999    100,000         --            --          --           40,087

---------------

(1) The following amounts were paid to these individuals on termination of our royalty payment arrangement in 1999: Mr. Bachmann, $193,080; Mr. Coldren, $39,981; Mr. Greenwalt, $23,000; Mr. McCandless, $39,981 and Mr. Orth, $39,981. The remaining amounts in both 1999 and 2000 represent the dollar value of term life insurance premiums paid by us for the benefit of the executive officers.

(2) Ms. Baer commenced employment with us in April 2000. In connection with her employment agreement, Ms. Baer was granted 90,000 shares of restricted stock and options to purchase 375,000 shares of stock. One-third of the restricted stock vested upon the execution of the employment agreement and one-third will vest on each of the first and second anniversary of the agreement. The fair value of the restricted stock was $1,530,000 when granted. As of December 31, 2000, the unvested portion of Ms. Baer's restricted stock, 60,000 shares, had a value of $753,600. Dividends, if any, will be paid on the restricted stock at the same rate paid to all stockholders.

(3) Mr. Greenwalt commenced employment with us in August 1999.

                   INCENTIVE AND OTHER EMPLOYEE BENEFIT PLANS

STOCK OPTIONS

     The table below sets forth information regarding stock options granted to our Chief Executive Officer and our five other most highly compensated executive officers during the fiscal year ended December 31, 2000. We did not grant any stock appreciation rights during 2000.

                                                          INDIVIDUAL GRANTS
                            ------------------------------------------------------------------------------
                             NUMBER OF      % OF TOTAL
                             SECURITIES    OPTIONS/SARS
                             UNDERLYING     GRANTED TO    EXERCISE OR                        GRANT DATE
                            OPTIONS/SARS   EMPLOYEES IN   BASE PRICE                      PRESENT VALUE(1)
NAME                         GRANTED(#)    FISCAL YEAR      ($/SH)      EXPIRATION DATE         ($)
----                        ------------   ------------   -----------   ---------------   ----------------
Richard A. Bachmann.......         --            --             --                  --              --
Suzanne V. Baer(2)........    150,000          26.4           7.67      April 16, 2006       1,545,000
                              150,000          26.4           8.82      April 16, 2007       1,511,000
                               75,000          13.2          10.14      April 16, 2008         639,000
Clinton W. Coldren........         --            --             --                  --              --
Wayne A. Greenwalt........         --            --             --                  --              --
John H. McCandless........         --            --             --                  --              --
James E. Orth.............         --            --             --                  --              --

---------------

(1) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of April 17, 2000, with a grant date stock value of $17.00, it assumed a stock price volatility of 41%, a risk-free rate of return of 5% and a dividend of $0 per year. The value has been reduced by approximately 12% to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(2) Pursuant to her employment agreement, Ms. Baer received options to purchase up to 375,000 shares of stock. The options vest as follows: 150,000 on April 17, 2001, 150,000 on April 17, 2002, and 75,000 on April 17, 2003.

     The table below sets forth information concerning the value of unexercised stock options held by our Chief Executive Officer and our five other most highly compensated executive officers as of December 31, 2000. No stock options were exercised by any of these individuals during 2000.

                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                              AT FISCAL YEAR END(#)             AT FISCAL YEAR END($)
                                          ------------------------------    ------------------------------
NAME                                      EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----                                      -----------      -------------    -----------      -------------
Richard A. Bachmann.....................      --                   --           --                    --
Suzanne V. Baer.........................      --              375,000           --             1,476,000(1)
Clinton W. Coldren......................      --                   --           --                    --
Wayne A. Greenwalt......................      --                   --           --                    --
John H. McCandless......................      --                   --           --                    --
James E. Orth...........................      --                   --           --                    --

---------------

(1) Based on the difference between the closing sale price of the Company's Common Stock of $12.56 on December 31, 2000, as reported by the New York Stock Exchange and the exercise price of such options.

EMPLOYMENT CONTRACTS

     Pursuant to employment and stock ownership agreements, each of our named executive officers:

     - has an employment agreement expiring on November 17, 2003, except for Ms. Baer, whose employment agreement expires on April 17, 2003;

     - has agreed not to compete with us for a period of two years following termination of his or her employment; and

     - must offer a predetermined number of his or her common shares to Mr. Bachmann, Evercore or our other management stockholders on resignation or termination for cause, except for Ms. Baer, who would retain her vested shares and options on termination.

     In addition, Mr. Bachmann is prohibited from soliciting or inducing our employees to discontinue their employment with us and from interfering with our third-party contractual relationships during and following his employment with us and for a period of two years thereafter.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report is submitted by the Compensation Committee for inclusion in this proxy pursuant to the rules of the Securities and Exchange Commission with respect to Executive Compensation:

     The Compensation Committee (the "Committee") determines the general compensation policies of the Company, determines the compensation to be paid to certain officers and administers the Company's 2000 Long Term Stock Incentive Plan (the "Plan"). The Committee is composed of four (4) independent, non-employee directors: Messrs. Beutner, Bumgarner, Gershen and Phillips.

  Philosophy of Compensation

     The objectives of the Company's compensation program are (i) to attract and retain the best available executive talent, (ii) to motivate executives to achieve the Company's goals, (iii) to link executive and stockholder interests through performance rewards and (iv) to provide compensation that can recognize individual contributions to corporate objectives. The Committee's compensation philosophy is designed so that a substantial component of each executive's potential annual compensation is entirely dependent upon measurable improvement to shareholder value. The Committee engages outside compensation consultants to assist it in determining appropriate levels of compensation. The Committee expects recommendations from the Company's Chief Executive Officer but exercises its own judgment and makes its own determination.

  Types of Compensation

     The Company provides two main types of compensation:

          (1) annual compensation, consisting of a market-median base salary and an incentive bonus based primarily on the performance of the Company's Common Stock; and

          (2) long-term compensation, consisting of stock options, the value of which are also directly linked to the value of a share of the Company's Common Stock.

  Annual Compensation

     At least once each year, the Committee reviews the Company's executive compensation program. The annual base salary of each executive is determined by an analysis of the compensation paid to other executive officers in similar positions in the energy industry. Market data is derived from a combination of sources, including published survey data for the energy industry and peer group data. A competitive base salary is consistent with the Company's long-term objectives of attracting and retaining highly qualified, competent executives.

     The incentive bonus is particularly aligned with the interests of the Company's stockholders. Incentive bonuses are based on the increase in value of the Company's Common Stock as well as qualitative factors that the Compensation Committee may deem appropriate. Although a target bonus percentage is predetermined for each executive on the basis of market practices, the incentive bonus is not limited to a maximum percentage of salary. The Committee will determine each year whether a threshold level of performance below the Company's objectives is deserving of any bonus percentage, taking into account external factors beyond the control of the executives.

  Long-Term Compensation

     The Company adopted the Plan on September 12, 2000, and the shareholders approved it on September 15, 2000. The Plan permits the Committee to select the officers and employees of the Company who will receive awards, to determine the types of awards to be granted to each such person and to establish the terms of each award.

     The Committee considers stock options to be an important part of the Company's long-term incentive program for officers and employees as these awards create an alignment of interests with the Company's stockholders. Because a significant percentage of the Company's Common Stock is owned by the executive officers of the Company, including the Chief Executive Officer, the grant of options to date has been used primarily to attract and retain other officers and employees.

  Compensation of the Chief Executive Officer

     The Committee's compensation philosophy applies in all respects to the Company's Chief Executive Officer, Richard A. Bachmann. Mr. Bachmann's base salary of $300,000 for 2000 is commensurate with the median base salary for chief executive officers of similarly situated exploration and production companies. Mr. Bachmann was awarded a $200,000 bonus in connection with, and based upon his contribution to, the Company's successful initial public stock offering in November 2000. Because of his significant ownership of the Common Stock of the Company, no stock options were award to Mr. Bachmann during 2000.

  Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company's chief executive officer and any of the other four highest-paid executive officers, except for "performance-based" compensation. The Committee is aware of this limitation and intends to consider the effects of Section 162(m) on the Company when making compensation decisions.

        Compensation Committee

        Austin M. Beutner, Chairman
        John C. Bumgarner, Member
        Robert D. Gershen, Member
        John G. Phillips, Member

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors on September 12, 2000. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is "independent" as defined by the New York Stock Exchange listing standards.

     It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company's Code of Conduct.

     Based on the Audit Committee's review of the audited financial statements as of and for the fiscal year ended December 31, 2000 and its discussions with management regarding such audited financial statements, its receipt of written disclosures and the letter from independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditor's independence, the matters required to be discussed by the Statement on Auditing Standards 61 and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for such fiscal year.

        Audit Committee

        William O. Hiltz, Chairman
        Harold D. Carter, Member
        Dr. Eamon M. Kelly, Member

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative return (assuming reinvestment of any dividends) for the Company, the S&P 500 Index and a peer group composed of twelve (12) independent oil and gas exploration and production companies with activities focused in the Gulf of Mexico (Chieftain International, EEX, Forest Oil, Meridien Resources, Newfield Exploration, Noble Affiliates, Ocean Energy, Pogo Producing, Spinnaker Exploration, Stone Energy, Houston Exploration and Westport Resources), which the Company believes compete with the Company and are believed by the Company to be companies that analysts would most likely use to compare with an investment in the Company. The information contained in this graph was prepared by Research Data Group, Inc.:

                 COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG ENERGY PARTNERS LTD., THE S&P 500 INDEX
                                AND A PEER GROUP

                              [PERFORMANCE GRAPH]

                               CUMULATIVE TOTAL RETURN
                               -----------------------
                               11/2/2000    12/31/2000
                               ---------    ----------
 ENERGY PARTNERS LTD.            100.000         83.75

 S & P 500                       100.000         92.57

 PEER GROUP                      100.000        126.41


* $100 INVESTED ON 11/2/00 IN STOCK OR ON 10/31/00 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. To the Company's knowledge, with respect to the year ended December 31, 2000, all applicable filings were made timely except one report relating to their initial ownership by each of Messrs. Beutner, Bumgarner and Hiltz and the Evercore entities, one report relating to the conversion of our preferred stock into Common Stock by each of Mr. Bumgarner and the Evercore entities (except Evercore Co-Investment Partnership L.P.), one report relating to one purchase of 100 shares by Mr. Bachmann and two reports relating to one purchase of 800 shares and two donations of 15 shares each by Mr. Coldren's spouse.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a discussion of certain relationships and related transactions with our directors and greater than 5% shareholders, see "Corporate
Governance -- Compensation Committee Interlocks and Insider Participation."

                                 OTHER MATTERS

     Management of the Company is not aware of other matters to be presented for action at the 2001 Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Stockholder proposals intended to be included in the Proxy Statement relating to the Company's 2002 Annual Meeting pursuant to Rule 14a-8 ("Rule 14a-8") under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of the Company no later than November 27, 2001 and must otherwise comply with Rule 14a-8.

     Any shareholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company's 2002 Annual Meeting must be delivered to the Corporate Secretary of the Company no later than March 3, 2002, but no earlier than February 1, 2002. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2002 Annual Meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the 2002 Annual Meeting.

     PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY TO AVOID UNNECESSARY EXPENSE. ALL STOCKHOLDERS ARE URGED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO PARTICIPATE IN THE 2001 ANNUAL MEETING BY RETURNING THEIR PROXY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                            By Order of the Board of Directors

                                            Richard A. Bachmann
                                            Richard A. Bachmann
                                            Chairman of the Board
                                            President and Chief Executive
                                            Officer

New Orleans, Louisiana
March 27, 2001

                                                                      APPENDIX A

                             ENERGY PARTNERS, LTD.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board of Directors of the Company (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

          (a) oversee the accounting and financial reporting policies and practices of the Company, its internal controls and, as appropriate, the internal controls of certain service providers;

          (b) oversee the quality and objectivity of the financial statements of the Company and the independent audit thereof; and

          (c) act as a liaison between the Company's independent auditors and the Board.

     In general, the function of the Audit Committee is oversight; it is Management's responsibility to maintain appropriate systems for accounting and internal controls, and the auditor's responsibility to plan and carry out a proper audit. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company's Code of Conduct.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

                          AUDIT COMMITTEE COMPOSITION

     The Board of Directors shall elect from among its members an Audit Committee consisting of at least three members. The Audit Committee members must be (or become within a reasonable time after appointment) financially literate, as such qualification is interpreted by the Board in its business judgment. In addition, at least one member must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. The members of the Audit Committee must have no relationship to the Company that may interfere with the exercise of their independence from Management and the Company. A person may not serve as a member of the Audit Committee of the Board if that person:

          1. Is or was at any time during the previous three years an employee (including non-employee executive officers) of the Company or its affiliates;

          2. Is a director (i) who is a partner in, or a controlling shareholder or an executive officer of, an organization that has a business relationship with the Company or (ii) who has a direct business relationship with the Company (e.g. a consultant) unless the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board shall consider, among other things, the materiality of the relationship to the company, to the director, and, if applicable, to the organization with which the director is affiliated;

          3. Is an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee; or

          4. Is a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law of or shares a home with, a person who is or has been at any time during the previous three years an executive officer of the Company or any of its affiliates.

     Notwithstanding the foregoing, the Board may appoint to the Audit Committee one non-employee director that would otherwise be disqualified under 1 or 4 above, if the Board, under exceptional and limited circumstances, determines in its business judgment that membership on the Audit Committee by the director is required by the best interests of the Company and its shareholders and the Company, in the next annual proxy statement subsequent to such determination, discloses the nature of the relationship and the reasons for the determination.

     A Chairman may be elected by the full Board of Directors.

                      RESPONSIBILITIES OF AUDIT COMMITTEE

GENERAL

     1. Review with Company Management and the independent auditors the proposed overall scope of the Company's annual audit, the adequacy of the Company's system of internal controls, and the Company's audited financial statements and related disclosures.

     2. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

     3. Review annually with Management and the independent auditors the Company's Code of Conduct, which prohibits unethical or illegal activities by the Company's employees, as well as review the actions taken to monitor compliance with the Code of Conduct.

     4. Review any exceptions to the Company's Code of Conduct and the actions management has taken to resolve the exceptions.

     5. Review with the Company's counsel any legal, regulatory and environmental matters that may have a material impact on the Company's financial statements.

     6. Review the activities of the Company's internal audit program, including the proposed annual audit plan, periodic progress reports on the status of the plan, and summaries of any significant issues raised during the performance of internal audits.

     7. Review and assess the adequacy of the Audit Committee Charter on an annual basis.

     8. Review and assess compliance with all applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange specifically applicable to the composition and responsibilities of the Audit Committee.

     9. Perform such other activities as the Audit Committee or the Board of Directors may from time to time deem necessary or appropriate.

INDEPENDENT AUDITORS

     1. The outside auditor for the Company is ultimately accountable to the Board and the Audit Committee, and the Audit Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or, in its discretion, to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

     2. The Audit Committee will approve the fees and other significant compensation to be paid to the independent auditors.

     3. The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company and the Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

     1. Annually prepare a report as required by the SEC. The report should be included in the Company's annual proxy statements.

     2. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

     3. Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

            AUDIT COMMITTEE REPORT IN THE COMPANY'S PROXY STATEMENT

     A report from the Audit Committee will be included in the Company's annual Proxy Statement and must disclose the following items:

          1. Whether the Audit Committee has reviewed and discussed the audited financial statements with Management.

          2. Whether the Audit Committee discussed the matters required by SAS No. 61, as may be modified or supplemented, with the independent auditors.

          3. Whether the Audit Committee has received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the auditors the auditor's independence.

          4. Whether, based on the review and discussions listed above, it recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

                              WRITTEN AFFIRMATION

     At any time that there is a change in the composition of the Audit Committee, and otherwise approximately once each year, the Company shall confirm in writing to the New York Stock Exchange (the "Exchange") regarding:

          (a) any determination that the Board has made regarding the independence of directors pursuant to any provision of this Audit Committee Charter;

          (b) the financial literacy of the Audit Committee members;

          (c) the determination that at least one of the Audit Committee members has accounting or related financial management expertise;

          (d) the annual review and reassessment of the adequacy of this Audit Committee Charter.

                                    MEETINGS

     The Audit Committee may meet as often as may be necessary or appropriate, but must meet at least quarterly.

                                  FORM OF PROXY

                              ENERGY PARTNERS, LTD.
                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 2, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Energy Partners, Ltd., a Delaware corporation ("EPL"), hereby appoints Richard A. Bachmann and John G. Phillips, or either of them, as proxies, each with power to act without the other and with full power of substitution, on behalf of the undersigned to vote the number of shares of Common Stock of EPL that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Energy Partners, Ltd. to be held on Wednesday, May 2, 2001 at 9:00 a.m. Central Daylight Time, at the Hotel Intercontinental, Cabildo Room, 444 St. Charles Ave., New Orleans, Louisiana 70130 and at any adjournment or postponement thereof, on the following matters:

                 (Continued and to be signed on the other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3. Receipt of the proxy statement, dated March 27, 2001, is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

(1) Proposal to approve the election of the following eight (8) nominees for membership on the Company's Board of Directors: Messrs. Richard A. Bachmann; Austin M. Beutner; John C. Bumgarner; Harold D. Carter; Robert D. Gershen; William O. Hiltz; John G. Phillips; and Dr. Eamon M. Kelly, each to serve until the Annual Meeting of Stockholders in the year 2002, and until their successors are duly elected and qualified.

            FOR                AGAINST              ABSTAIN

(2) Proposal to approve the selection of KPMG LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2001.

            FOR                AGAINST              ABSTAIN

(3) To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

            FOR                AGAINST              ABSTAIN


            Please sign your name exactly as it appears hereon.
            Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.


                       ----------------------------------
                           Signature of Stockholder(s)



                       ----------------------------------
                           Signature of Stockholder(s)


                               Date ________, 2001


         PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.


                          (Continued from other side.)